As filed with the Securities and Exchange Commission on June 15, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE LION ELECTRIC COMPANY

(Exact name of Registrant as specified in its charter)

Québec, Canada	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	921 chemin de la Rivière-du-Nord Saint-Jérôme (Québec) J7Y 5G2 Telephone: (450) 432-5466 (Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Aniko Pelland David Tardif Stikeman Elliott LLP 1155 René-Lévesque Blvd. West, 41st Floor Montréal, QC H3B 3V2 Telephone: (514) 397-3000	Craig B. Brod John A. Kupiec Manuel Silva Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Telephone:(212) 225-2000

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

Province of Québec, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Securities and Exchange Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒ at some future date (check the appropriate box below):

1.	☐ pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.

☐ pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.

☐ pursuant to Rule 467(b) as soon as practicable after notification of the Securities and Exchange Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, may determine.

PART I

INFORMATION REQUIRED TO BE

DELIVERED TO OFFEREES OR

PURCHASERS

I-1

Information contained in this preliminary short form base prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary short form base prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of The Lion Electric Company at 921, chemin de la Riviere-du-Nord, Saint-Jerome, Quebec, Canada J7Y 5G2, telephone: (450) 432-5466 and are also available electronically at www.sedar.com.

SUBJECT TO COMPLETION, DATED JUNE 15, 2022

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue and/or Secondary Offering	June 15, 2022

THE LION ELECTRIC COMPANY

US$350,000,000

Common Shares

Preferred Shares

Debt Securities

Warrants

Subscription Receipts

Units

The Lion Electric Company (the “Company”, “Lion”, “us”, “we” or “our”) may offer, issue and sell, as applicable, from time to time common shares (“Common Shares”), preferred shares (“Preferred Shares”), debt securities (“Debt Securities”), warrants (“Warrants”) to acquire any of the other securities that are described in this short form base shelf prospectus (the “Prospectus”), subscription receipts (“Subscription Receipts”) to acquire any of the other securities that are described in this Prospectus, and units (“Units”) comprised of one or more of any of the other securities that are described in this Prospectus, or any combination of such securities (all of the foregoing collectively, the “Securities” and individually, a “Security”), for up to an aggregate offering price of US$350,000,000 (or its equivalent in Canadian dollars or any other currencies), in one or more transactions during the 25-month period that this Prospectus, including any amendments hereto, remains effective.

We will provide the specific terms of any offering of Securities, including the specific terms of the Securities with respect to a particular offering and the terms of such offering, in one or more prospectus supplements (each a “Prospectus Supplement”) to this Prospectus. The Securities may be offered separately or together or in any combination, and as separate series. One or more securityholders of the Company may also offer and sell Securities under this Prospectus. See “Selling Securityholders”.

All dollar amounts in this Prospectus are in U.S. dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

All information permitted under applicable securities laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. For the purposes of applicable securities laws, each Prospectus Supplement will be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which that Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in any Securities offered pursuant to this Prospectus.

Our Securities may be offered and sold pursuant to this Prospectus through underwriters, dealers, directly or through agents designated from time to time at amounts and prices and other terms determined by us or any selling securityholders. This prospectus may qualify an “at-the-market distribution”, as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”). In connection with any underwritten offering of Securities other than an “at-the-market distribution”, unless otherwise specified in the relevant Prospectus Supplement the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at levels other than those that might otherwise prevail on the open market. Such transactions, if commenced, may be commenced, interrupted or discontinued at any time. A Prospectus Supplement will set out the names of any underwriters, dealers, agents or selling securityholders involved in the sale of our Securities, the amounts, if any, to be purchased by underwriters, the plan of distribution for such Securities, including the net proceeds we expect to receive from the sale of such Securities, if any, the amounts and prices at which such Securities are sold, the compensation of such underwriters, dealers or agents and other material terms of the plan of distribution. No underwriter or dealer involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities. See “Plan of Distribution”.

Our Common Shares are listed and posted for trading on the New York Stock Exchange (the “NYSE”) and on the Toronto Stock Exchange (the “TSX”) under the symbol “LEV”. On June 14, 2022, the last trading day prior to the date of this Prospectus, the closing prices of the Common Shares on the NYSE and the TSX were US$4.71 and C$6.11, respectively. In addition, warrants to purchase Common Shares (the “Lion Public Warrants”) are listed on the NYSE under the symbol “LEV WS” and the TSX under the symbol “LEV.WT”. On June 14, 2022, the last trading day prior to the date of this Prospectus, the closing prices of the Lion Public Warrants on the NYSE and the TSX were US$1.08 and C$1.40, respectively. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than Common Shares and the Lion Public Warrants will not be listed on any securities exchange. There is currently no market through which such Securities other than Common Shares and Lion Public Warrants may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus and the Prospectus Supplement relating to such Securities. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE ‘‘SEC’’) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company is permitted, under a multijurisdictional disclosure system adopted in the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The Company prepares its annual financial statements and its interim financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Purchasers of Securities should be aware that the acquisition of Securities may have tax consequences both in the United States and in Canada. This Prospectus does not discuss U.S. or Canadian tax consequences and any such tax consequences may not be described fully in any applicable Prospectus Supplement with respect to a particular offering of Securities. Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is incorporated under and governed by the Business Corporations Act (Quebec) (the “QBCA”), that most of its directors and officers, and some of the experts named in this Prospectus, reside principally in Canada, and that all or a substantial portion of the assets of the Company and said persons may be located outside the United States. See “Enforcement of Civil Liabilities under U.S. Federal Securities Laws”.

An investment in Securities involves significant risks that should be carefully considered by prospective investors before purchasing Securities. The risks outlined in this Prospectus and in the documents incorporated by reference herein, including the applicable Prospectus Supplement, should be carefully reviewed and considered by prospective investors in connection with any investment in Securities. See “Risk Factors”.

No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.

Directors of the Company residing outside of Canada have appointed The Lion Electric Company, 921, chemin de la Riviere-du-Nord, Saint-Jerome, Quebec, Canada J7Y 5G2, as their agent for service of process. Purchasers are advised that it may not be possible for them to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process. See “Enforcement of Judgments Against Foreign Persons”.

Our head and registered office is located at 921, chemin de la Riviere-du-Nord, Saint-Jerome, Quebec, Canada J7Y 5G2, and our telephone number is (450) 432-5466.

ABOUT THIS PROSPECTUS

Readers should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. We have not authorized anyone to provide readers with information different from that contained in this Prospectus (or incorporated by reference herein). We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give readers of this Prospectus. We are not making an offer of Securities in any jurisdiction where the offer is not permitted. Readers are required to inform themselves about, and to observe any restrictions relating to, any offer of Securities and the possession or distribution of this Prospectus and any applicable Prospectus Supplement.

Readers should not assume that the information contained or incorporated by reference in this Prospectus is accurate as of any date other than the date of this Prospectus or the respective dates of the documents incorporated by reference herein, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this Prospectus, any Prospectus Supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates. The business, financial condition, results of operations and prospects of the Company may have changed since those dates.

This Prospectus shall not be used by anyone for any purpose other than in connection with an offering of Securities in compliance with applicable securities laws. We do not undertake to update the information contained or incorporated by reference herein, including any Prospectus Supplement, except as required by applicable securities laws. Information contained on, or otherwise accessed through, our website shall not be deemed to be a part of this Prospectus and such information is not incorporated by reference herein.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference into this Prospectus from documents filed with securities commissions or similar authorities in Canada, which have been filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at 921, chemin de la Riviere-du-Nord, Saint-Jerome, Quebec, Canada J7Y 5G2, telephone: (450) 432-5466, and are also available electronically on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and on the Electronic Data Gathering, Analysis, and Retrieval System (“EDGAR”) at www.sec.gov.

The following documents, filed by the Company with the applicable securities commissions or similar authorities in each of the provinces and territories of Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)	the annual report on Form 20-F of the Company dated March 29, 2022 for the year ended December 31, 2021 (the “Annual Report”);

(b)

the audited consolidated financial statements of the Company for the years ended December 31, 2021, 2020 and 2019, together with the notes thereto and the report of independent registered public accounting firm thereon (the “Annual Financial Statements”);

(c)	the management’s discussion and analysis of the Company for the years ended December 31, 2021, 2020 and 2019 (the “Annual MD&A”);

(d)	the unaudited condensed consolidated interim financial statements of the Company for the three months ended March 31, 2022 and 2021;

(e)	the management’s discussion and analysis of the Company for the three months ended March 31, 2022 and 2021 (the “Interim MD&A”); and

(f)	the management information circular of the Company dated March 29, 2022 in connection with the annual meeting of shareholders of the Company held on May 6, 2022.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this Prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to prevent a statement that is made from being false or misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Any document of the type required by National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference into a short form prospectus, including any annual information forms (or annual report on Form 20-F, which satisfies the Canadian requirements to file an annual information form), material change reports (except confidential material change reports), business acquisition reports, interim financial statements, annual financial statements (in each case, including any applicable exhibits containing updated earnings coverage information) and the independent auditor’s report thereon, management’s discussion and analysis and information circulars of the Company filed by the Company with securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the completion or withdrawal of any offering under this Prospectus shall be deemed to be incorporated by reference into this Prospectus. In addition, all documents filed on Form 6-K, Form 20-F or Form 40-F by the Company with the SEC on or after the date of this Prospectus shall be deemed to be incorporated by reference into the registration statement on Form F-10 (the “Registration Statement”) of which this Prospectus forms a part, if and to the extent, in the case of any Report on Form 6-K, expressly provided in such document. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and readers should review all information contained in this Prospectus, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein.

Upon new annual consolidated financial statements being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities in Canada during the term of this Prospectus, the previously filed annual consolidated financial statements and all interim consolidated financial statements, together with related management’s discussion and analysis, relating to prior periods shall be deemed to no longer be incorporated into this Prospectus for the purposes of future offers and sales of Securities under this Prospectus.

Upon a new annual information form or annual report on Form 20-F (which satisfies the Canadian requirements to file an annual information form) being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities in Canada during the term of this Prospectus, the previously filed annual information form, any material change reports filed prior to the end of the financial year in respect of which the new annual information form is filed, any information circular filed since the start of such financial year (unless otherwise required by applicable Canadian securities legislation to be incorporated by reference into this Prospectus), and any business acquisition report for acquisitions completed since the beginning of such financial year (unless such report is incorporated by reference into the current annual information form or less than nine months of the acquired business’ or related businesses’ operations are incorporated into the Company’s most recent audited annual financial statements), shall be deemed no longer to be incorporated by reference into this Prospectus for the purposes of future offers and sales of Securities under this Prospectus.

Upon a new information circular prepared in connection with an annual meeting of the Company being filed with the applicable Canadian securities commissions or similar regulatory authorities in Canada during the term of this Prospectus, the previous information circular prepared in connection with an annual meeting of the Company shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

Upon new interim financial statements and related management’s discussion and analysis being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities in Canada during the term of this Prospectus, all previously filed interim financial statements and related management’s discussion and analysis shall be deemed no longer to be incorporated by reference into this Prospectus for the purposes of future offers and sales of Securities under this Prospectus.

References to our website in any documents that are incorporated by reference into this Prospectus and any Prospectus Supplement do not incorporate by reference the information on such website into this Prospectus or any Prospectus Supplement, and we disclaim any such incorporation by reference.

In addition, certain “marketing materials” (as that term is defined in National Instrument 41-101 – General Prospectus Requirements (“NI 41-101”)) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” (as that term is defined in NI 41-101) of “marketing materials” pertaining to a distribution of Securities and filed by the Company after the date of the applicable Prospectus Supplement(s) for the distribution of such Securities and before termination of the distribution of such Securities, will be deemed to be incorporated by reference into such Prospectus Supplement(s) for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

A Prospectus Supplement containing the specific terms of an offering of Securities and other information in relation to the Securities will be delivered to prospective purchasers of such Securities together with this Prospectus and shall be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement but only for the purposes of the offering of the Securities covered by that Prospectus Supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws and forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). Any statements contained in this Prospectus and the documents incorporated by reference herein that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements may be identified by the use of words such as “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “could,” “plan,” “project,” “potential,” “seem,” “seek,” “future,” “target” or other similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements included in this Prospectus and the documents incorporated by reference herein may relate to the Company’s order book and the Company’s ability to convert it into actual sales, the Company’s long-term strategy and future growth, the Company’s battery plant and innovation center project in Quebec and its U.S. manufacturing facility, and the expected launch of new models of electric vehicles. Such forward-looking statements are based on a number of estimates and assumptions that the Company believes are reasonable when made, including that the Company will be able to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners, that the Company will continue to operate its business in the normal course, that the Company will be able to implement its growth strategy, that the Company will be able to successfully and timely complete the construction of its U.S. manufacturing facility and its Quebec battery plant and innovation center, that the Company will not suffer any further supply chain challenges or any material disruption in the supply of raw materials on competitive terms, that the Company will be able to maintain its competitive position, that the Company will continue to improve its operational, financial and other internal controls and systems to manage its growth and size, that its results of operations and financial condition will not be adversely affected, that the Company will be able to benefit, either directly or indirectly (including through its clients), from government subsidies and economic incentives in the future, and that the Company will be able to secure additional funding through equity or debt financing on terms acceptable to the Company when required in the future. Such estimates and assumptions are made by the Company in light of the experience of management and their perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate and reasonable in the circumstances. However, there can be no assurance that such estimates and assumptions will prove to be correct.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are necessarily based on a number of opinions, estimates and assumptions that we considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, including but not limited to those described in section 11.0 entitled “Key Factors Affecting Lion’s Performance” and section 23.0 entitled “Risk Factors” of the Annual MD&A, Item 3.D entitled “Risk Factors” of the Annual Report, and our other filings with the Canadian securities regulatory authorities and the SEC, all of which are available under our profiles on SEDAR at www.sedar.com and on EDGAR at www.sec.gov, as well as those contained in any Prospectus Supplement.

Although we have attempted to identify important risk factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other risk factors not presently known to us or that we presently believe are not material that could also cause actual results or future events to differ materially from those expressed in such forward-looking statements. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. No forward-looking statement is a guarantee of future results. Accordingly, you should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The forward-looking statements contained in this Prospectus and in the documents incorporated by reference herein represent our expectations as of the date hereof or as of the date it is otherwise stated to be made, as applicable, and is subject to change after such date. Except as required under applicable securities laws, the Company undertakes no obligation, and expressly disclaims any duty, to update, revise or review any forward-looking statement, whether as a result of new information, future events or otherwise.

If any of these risks or uncertainties materialize, or if the opinions, estimates or assumptions underlying the forward-looking statements prove incorrect, actual results or future events might vary materially from those anticipated in the forward-looking statements. The opinions, estimates or assumptions referred to above and described in greater detail in the documents incorporated by reference herein should be considered carefully by prospective investors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained and risk factors identified in this Prospectus and the documents incorporated by reference herein and in other documents filed with the applicable Canadian securities commissions or similar regulatory authorities in Canada and the SEC.

ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

The Company is a company incorporated under and governed by the QBCA. Most of the Company’s directors and officers, and some of the experts named in this Prospectus, reside principally in Canada, and the majority of the Company’s assets and all or a substantial portion of the assets of these persons are located outside the United States. The Company has appointed an agent for service of process in the United States. It may be difficult for investors who reside in the United States to effect service of process in the United States upon the Company, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against the Company or its directors and officers. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.

The Company filed with the SEC, concurrently with the Registration Statement of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under Form F-X, the Company appointed Puglisi & Associates as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Securities under this Prospectus.

TRADEMARKS AND TRADE NAMES

This Prospectus and the documents incorporated by reference herein include certain trademarks and trade names, such as “Lion”, “LionBeat”, and “LionEnergy,” which are protected under applicable intellectual property laws and are our property. Solely for convenience, our trademarks and trade names referred to in this Prospectus and in the documents incorporated by reference herein may appear without the ® or ™ symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and trade names. All other trademarks used in this Prospectus or the documents incorporated by reference herein are the property of their respective owners.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

In this Prospectus, references to “C$” are to Canadian dollars and to “US$” are to U.S. dollars. On June 14, 2022, the Bank of Canada rate of exchange was C$1.00 = US$0.77 or US$1.00 = C$1.29.

Our annual financial statements and our interim financial statements are reported in U.S. dollars, and are prepared in accordance with IFRS.

WHERE YOU CAN FIND MORE INFORMATION

The Company files certain reports with, and furnishes other information to, the SEC and securities regulatory authorities in Canada. Purchasers are invited to read and copy any reports, statements or other information, other than confidential filings, that the Company files with the SEC and securities regulatory authorities in Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, such reports, statements and other information may be prepared in accordance with the disclosure requirements of the provincial and territorial securities regulatory authorities of Canada, which requirements are different from those of the United States. These filings are electronically available from SEDAR at www.sedar.com and from EDGAR at www.sec.gov. Except as expressly provided herein, documents filed on SEDAR or on EDGAR are not, and should not be considered, part of this Prospectus.

The Company has filed with the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement relating to the Securities being offered hereunder, of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this Prospectus but contained in the Registration Statement are available on the SEC’s website at www.sec.gov.

As a foreign private issuer, the Company is exempt from the rules under the United States Securities Exchange Act of 1934 (the “Exchange Act”) prescribing the furnishing and content of proxy statements, and the Company’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. The Company’s reports and other information filed or furnished with or to the SEC are available from EDGAR at www.sec.gov.

THE LION ELECTRIC COMPANY

Business of the Company

General

The Company is a corporation existing under the QBCA. The Company believes it is a leader in the design, development, manufacturing, and distribution of purpose-built all-electric medium- and heavy-duty urban vehicles. The Company gained distinct industry expertise and a first-mover advantage in the medium- and heavy-duty commercial urban electric vehicles (“EV”) segment through more than 12 years of focused all-electric vehicle research and development (“R&D”), manufacturing, and commercialization experience. The Company’s vehicles and technology benefit from over 10 million miles driven by more than 600 of its purpose-built all-electric vehicles that are on the road today, in real-life operating conditions.

The Company’s growing line-up of purpose-built all-electric vehicles consists of seven urban truck and bus models available for purchase today. The product offering consists of (i) trucks, being Lion6 (Class 6 truck), Lion8 (Class 8 truck), Lion8 Reefer, and Lion8 Refuse trucks, (ii) school buses, being LionC (Type C school bus) and LionA (Type A school bus) and (iii) a shuttle bus, the LionM. The Company’s development pipeline consists of eight additional all-electric urban vehicles, five of which are expected to be commercialized in 2022: the Lion8 Tractor truck, Lion Ambulance, Lion Bucket truck, Lion5 (Class 5 truck), and the LionD (Type D school bus). The Lion7 (Class 7 truck), Lion Boom truck, and the Lion Utility truck are expected to be commercialized in 2023. In parallel, the Company intends to continue the development and improvement of its existing vehicle products, battery systems, services and solutions.

The Company currently has approximately 1,100 employees across all functions, including manufacturing, R&D, sales & marketing, service, and corporate and administrative.

The Company’s primary manufacturing facility is located in Saint-Jerome, Quebec, which is approximately 25 miles (or 40 km) north of Montreal, Quebec. The facility is approximately 200,000 sq.-ft and currently has an annual production capacity of 2,500 vehicles at full scale. In addition to manufacturing, the facility includes an in-house R&D and testing center.

The Company’s head and registered office is located at 921, chemin de la Riviere-du-Nord, Saint-Jerome, Quebec, Canada J7Y 5G2, and its telephone number is (450) 432-5466. Additional information about the Company’s business is included in the documents incorporated by reference into this Prospectus, which are available under our profiles at www.sedar.com and on EDGAR at www.sec.gov.

Joliet Facility

During fiscal 2021, the Company announced the construction of a new leased 900,000 sq.-ft. U.S. manufacturing facility in Joliet, Illinois (the “Joliet Facility”). The Company has taken possession of the Joliet Facility, and vehicle production is expected to begin in the second half of 2022. The Joliet Facility will be the Company’s biggest footprint in the United States and should enable the Company to meet the increasing demand in the marketplace for “Made in America” zero-emission vehicles.

Colliers International was retained as construction project manager and Merkur as advisor to assist with global project planning for the installation of the building and production equipment, as well as for the deployment of the facility. The Company is in the process of hiring the necessary workforce and has commenced training of production employees, which is expected to be substantially advanced near the end of 2022. The building and tenant improvements are expected to be substantially completed near the end of 2022. The Company is in the process of receiving and installing equipment for bus production lines. The first production stations for the bus assembly lines are in place, and workers have initiated the manufacturing of a first Lion C unit, mainly for training purposes at this stage. The first type C school buses are currently being manufactured for working stations set-up and employees training purposes. School bus production stations installations are expected to be substantially completed near the end of 2022, and the delivery of equipment relating to the truck production lines is also expected to begin near the end of 2022.

As a result of increases in cost of materials and labor caused mainly by the combined effect of inflation and shortages in supply of materials and labor, as well as changes in the design and scope made by the Company, the estimated total investment by the Company for the Joliet Facility was increased to approximately US$150 million, including approximately US$115 million expected to be disbursed in 2022, as disclosed earlier during the year in the Annual MD&A. In addition, the Company’s contractual lease obligations related to the facility represent approximately US$72 million over a 15-year period. As of March 31, 2022, expenditures incurred by the Company towards the project totaled approximately US$27 million, mostly related to tenant improvements and production equipment, and separate from building related investments made by the landlord. In addition, as of March 31, 2022, approximately US$37 million were engaged towards tenant improvement work and the purchase and installation of critical production and other equipment over the coming quarters. The cost estimates for the project have been refined by management based on approved construction budgets with third party contractors, signed equipment purchase agreements, quotes obtained from suppliers and costs incurred to date, which elements were not all available or definitive at the time initial estimates were formulated, and remain subject to change in certain instances. The Company expects capital deployments towards the project to increase significantly in the coming quarters as it continues with tenant improvement work and the installation of critical production and other equipment.

Lion Campus

Construction of the battery manufacturing plant and innovation center located in Mirabel, Quebec (the “Lion Campus”), began during the fourth quarter of 2021 and is continuing as planned. JR Automation, a Hitachi Group Company, was retained for battery manufacturing automation and equipment selection, and Pomerleau was retained as project manager and general contractor for the construction of the Lion Campus. In addition, the Company is partnering with Ricardo, an engineering firm, for the development of custom battery modules. The battery manufacturing plant will be highly automated and is expected to begin production of battery packs and modules made from Lithium-ion cells in the second half of 2022, with a planned annual production capacity at full scale of 5 gigawatt hours, enough to electrify approximately 14,000 of the Company’s medium and heavy-duty zero-emission trucks and buses.

The steel structure for the battery plant building is now completed while the construction of the steel structure for the innovation center building has begun and its foundations are substantially advanced. The construction of the battery manufacturing facility is expected to be completed in 2022 and the construction of the innovation center is expected to be completed in 2023. The Company continues to advance the development of both its proprietary modules and battery packs and the assembly line for commercial production of batteries. During the first quarter of fiscal 2022, the prototype module line was installed at JR Automation’s facility in Troy, Michigan, and the first pack prototype was produced and is undergoing testing. In parallel, the Company is working on conception tests for the commercial production line, which will first be installed and commissioned at JR Automation’s facility, and ultimately transferred to the Mirabel battery plant site.

As a result of increases in cost of materials and labor caused mainly by the combined effect of inflation and shortages in supply of materials and labor, as well as changes in the design and scope made by the Company (including the addition of a climate and dynamometer room and test center in the innovation center), the estimated total investment by the Company for the Lion Campus was increased to approximately US$180 million (C$225 million), including approximately US$100 million expected to be disbursed in 2022, as disclosed earlier during the year in the Annual MD&A. As of March 31, 2022, expenditures incurred by the Company towards the project totaled approximately US$22 million. In addition, approximately US$64 million is currently engaged towards construction and the purchase of critical equipment over the coming quarters. The cost estimates for the project have been refined by management based on approved construction budgets with third party contractors, signed equipment purchase agreements, quotes obtained from suppliers and costs incurred to date, which elements were not all available or definitive at the time initial estimates were formulated, and remain subject to change in certain instances. The Company expects capital deployments towards the project to increase significantly in the coming quarters as it continues with tenant improvement work and the installation of critical production and other equipment.

In connection with the construction of the Lion Campus, the Company has entered into agreements with each of the Canadian federal and Quebec governments (through the Strategic Investment Fund (the “SIF”) and Investissement Quebec, respectively) providing the Company with financing for up to approximately C$100 million (amounting to approximately C$50 million each), of which up to 30% is expected to be forgiven subject to certain criteria tied to the Company and to the operations of the facilities, including the creation and maintenance of workforce and certain minimum spending related to R&D activities. In both cases, funds will be provided to the Company by way of reimbursement of a predetermined percentage of qualified expenditures incurred by the Company, such that the ultimate amount to be received by the Company from the SIF and Investissement Quebec is dependent upon qualified expenditures being made by the Company in connection with the Lion Campus. In both cases, the Company will conduct work, incur expenses and fund all costs from its own capital resources, and then submit claims to the SIF and Investissement Quebec for reimbursement of a pre-determined percentage of eligible qualified expenditures up to the amount of their respective commitments. Contemplated capital expenditures are expected to allow receipt of such commitments in full. Disbursements by the SIF and Investissement Quebec are in each case conditional upon, among other things, the Company’s compliance with certain affirmative and negative covenants as set out in the applicable agreement, including covenants relating to Company’s creation and maintenance of workforce, operations and R&D activities.

Global Supply Chain Challenges

Global supply chain challenges continue to be exacerbated by labor shortages and other global events such as the military conflict between Russia and Ukraine. Such disruptions including port congestion, rail and weather disruptions, trucker shortages, and intermittent supplier shutdowns and delays, have resulted in component shortages, extended lead times for delivery of parts and raw materials, as well as, in certain cases, additional costs and production slowdowns. Therefore, the Company has from time-to-time experienced shortages of raw materials and components, and labor which, in turn, resulted in production slowdowns. These slowdowns have impacted the Company’s ability to deliver finished units to clients, in turn negatively impacting profitability and decreasing cash flows from operations.

To date, no contract penalties have been incurred by the Company as a result of such global supply chain challenges. In certain cases, supply chain challenges have contributed to delays in the rollout of certain products, which have resulted in the loss of a given subsidy or incentive for a client, or have forced a client to reallocate annual spending, which in turn may have contributed to the cancellation of certain orders. In other cases, such challenges have required the Company to collaborate with its clients to agree on updated delivery periods or otherwise enter into new purchase orders.

In order to mitigate the impact of global supply chain challenges, the Company has secured, and continues to focus on management of, inventory for critical components such as batteries and motors. Recently, the main supply chain challenges encountered by the Company mostly relate to various shortages of non-critical components, which are necessary to deliver finished units to customers, in addition to extended lead times for delivery of several parts and raw materials. In other cases, the Company’s suppliers are affected by raw material sourcing challenges and production slowdowns caused by labor shortages. In order to resolve these issues, the Company has and continues to accelerate its multi-sourcing strategy and increase supplier redundancy for specific parts. Over the past 12 months, the Company has increased the number of suppliers from which it is sourcing raw materials and components by more than 15%. The Company has also increased reliance on local sourcing in order to develop a supply chain that is as close as possible to its manufacturing facilities. From a manufacturing standpoint, the Company has also increased in-house fabrication and re-designed certain sub-assemblies to circumvent parts most affected by supply chain challenges, such as connectors used in the fabrication of low and high voltage wiring harnesses. The Company is continuously monitoring the situation and expects to continue implementing measures that will contribute to mitigate these issues.

See section 11.0 entitled “Key Factors Affecting Lion’s Performance” of the Company’s Interim MD&A, section 23.0 entitled “Risk Factors” of the Company’s Annual MD&A, and Item 3.D entitled “Risk Factors” of the Annual Report.

Order Book

As disclosed in the Interim MD&A, as of May 3, 2022, the Company’s vehicle order book stood at 2,422 all-electric medium- and heavy-duty vehicles, consisting of 286 trucks and 2,136 buses, representing a combined total order value of approximately US$600 million, as calculated per management’s methodology further described below. Additionally, Lion’s division that assists clients with selecting, purchasing, project managing and deploying charging infrastructure ahead of vehicle delivery and which generates revenues through project management and consulting services as well as the resale of charging stations from global charging infrastructure manufacturers, had an order book of 241 charging stations, representing a combined total order value of approximately US$3.0 million, as of May 3, 2022, as calculated per management’s methodology further described below. Since the disclosure of the Company’s vehicle and charging stations order book as of May 3, 2022 in the Interim MD&A, there have been no material changes to the Company’s order book.

Order Book Methodology

General Principle

The Company’s vehicle and charging stations order book, expressed as a number of units or the amount of sales expected to be recognized in the future (at the applicable time of delivery) in respect of such number of units, is determined by management based on purchase orders that have been signed, orders that have been formally confirmed by clients or products in respect of which formal joint applications for governmental subsidies or economic incentives have been made by the applicable clients and the Company. The vehicles included in the vehicle order book as of May 3, 2022 provided for a delivery period ranging from a few months to the end of the year ending December 31, 2025.

Substantially all deliveries are subject to the granting of subsidies and incentives with processing times that are subject to important variations, and there has been in the past and the Company expects there will continue to be variances between the expected delivery periods of orders and the actual delivery times, and certain delays could be significant. Such variances or delays could result in the loss of a subsidy or incentive and/or in the cancellation of certain orders, in whole or in part.

The Company’s presentation of the order book should not be construed as a representation by the Company that the vehicles and charging stations included in its order book will translate into actual sales.

Delivery Periods

The Company’s order book refers to products that have not yet been delivered but which are reasonably expected by management to be delivered within a time period that can be reasonably estimated and includes, in the case of charging stations, services that have not been completed but which are reasonably expected by management to be completed in connection with the delivery of the product.

Purchase orders and applications generally provide for a time period during which the client expects delivery of the vehicles. Such period can vary from a specific date, a number or range of months after the issuance of the order or application, or a calendar year. The vehicles included in the vehicle order book as of May 3, 2022 provided for a delivery period, subject to the satisfaction of the conditions set forth in each order (which, in substantially all cases as further discussed herein, relate to the approval of governmental subsidies and grants), ranging from a few months to the end of the year ending December 31, 2025. Delivery periods are disclosed from time to time by the Company when available in respect of material orders. Delivery periods should not be construed as a representation or a guarantee by the Company that the actual delivery time will take place as scheduled. Given the nature of the business and the products of the Company, the implied lead time for the production and delivery of a vehicle (which may be impacted, among other things, by supply chain challenges or changes in specifications), the nature of certain customers of the Company (in many cases, fleet owners operating capital intensive operations which require financing and ongoing scheduling flexibility), and the fact that, as further described herein, substantially all deliveries are subject to the granting of subsidies and incentives with processing times that are subject to important variations, there has been in the past and the Company expects there will continue to be variances between the expected delivery periods of orders and the actual delivery times, and certain delays could be significant. Such variances or delays could result in the loss of a subsidy or incentive and/or in the cancellation of certain orders, in whole or in part. See “Ongoing Evaluation; Risk Factors” below.

Pricing

When the Company’s order book is expressed as an amount of sales, such amount has been determined by management based on the current specifications or requirements of the applicable order, assumes no changes to such specifications or requirements and, in cases where the pricing of a product or service may vary in the future, represents management’s reasonable estimate of the prospective pricing as of the time such estimate is reported. A small number of vehicles included in the order book have a pricing that remains subject to confirmation based on specifications and other options to be agreed upon in the future between the applicable client and the Company. For purposes of the determination of the order book and the value allocated to such orders, management has estimated the pricing based on its current price lists and certain other assumptions relating to specifications and requirements deemed reasonable in the circumstances.

Performance Metric

The order book is intended as a supplemental measure of performance that is neither required by, nor presented in accordance with, IFRS, and is neither disclosed in nor derived from the financial statements of the Company. The Company believes that the disclosure of its order book provides an additional tool for investors to use in evaluating the Company’s performance, market penetration for its products, and the cadence of capital expenditures and tooling.

The Company’s computation of its order book may not be comparable to other similarly entitled measures computed by other companies, because all companies may not calculate their order book, order backlog, or order intake in the same fashion. In addition, as explained above, the Company’s presentation of the order book is calculated based on the orders and the applications made as of the time that the information is presented, and it is not based on the Company’s assessment of future events and should not be construed as a representation by the Company that the vehicles and charging stations included in its order book will translate into actual sales.

Ongoing Evaluation; Risk Factors

A portion of the vehicles or charging stations included in the Company’s order book may be cancellable in certain circumstances (whether by reason of a delivery delay, unavailability of a subsidy or incentive or otherwise) within a certain period. Management reviews the composition of the order book every time it is reported in order to determine whether any orders should be removed from the order book. For purposes of such exercise, management identifies orders that have been or are reasonably likely to be cancelled and examines, among other things, whether conditions attaching to the order are reasonably likely to result in a cancellation of the order in future periods as well as any other available information deemed relevant, including ongoing dialogue with clients. Such exercise may result from time to time in orders that have previously been included in the order book being removed even if they have not been formally canceled by the client.

The Company cannot guarantee that its order book will be realized in full, in a timely manner, or at all, or that, even if realized, revenues generated will result in profits or cash generation as expected, and any shortfall may be significant. The Company’s conversion of its order into actual sales is dependent on various factors, including those described below and in section 23.0 entitled “Risk Factors” of the Company’s Annual MD&A, and in Item 3.D entitled “Risk Factors” of the Annual Report. For instance, a customer may default on an order, may become subject to bankruptcy or insolvency or cease its business operations. In addition, substantially all of the orders included in the order book are subject to conditions relating to the granting of governmental subsidies and incentives or the timing of deliveries and, in a limited number of cases, the availability of certain specifications and options or the renewal of certain routes by governmental or school authorities. As a result, the Company’s ability to convert its order book into actual sales is highly dependent on the granting and timing of governmental subsidies and incentives, most notably subsidies and incentives under the Quebec government’s 2030 Plan for a Green Economy, under the Federal’s Infrastructure Canada’s Zero-Emission Transit Fund (ZETF), and under California’s Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (HVIP). The termination, modification, delay or suspension of any such governmental subsidies and incentives could result in delayed deliveries or the cancellation of all or any portion of such orders, which, in turn, could have a material and adverse effect on the Company’s business, results of operations or financial condition.

The Company’s conversion of its order book into actual sales is also dependent on its ability to economically and timely manufacture its vehicles, at scale. The Company delivered 196 vehicles during the year ended December 31, 2021. As of May 3, 2022, the Company’s vehicle order book stood at 2,422 vehicles. The execution of the Company’s growth strategy and the conversion of its order book will therefore require significant ramp-up in its production. While the Company’s Saint-Jerome facility currently has an annual production capacity of 2,500 vehicles at full scale and it is in the process of establishing its operations at the Joliet Facility and the Lion Campus, the Company has limited experience to date in high volume manufacturing of its vehicles. In addition, as of May 3, 2022, approximately 270 units included in the order book, representing a combined total order value of approximately US$115 million, related to products which had been developed and were being sold, but that were not in commercial production. Any failure by the Company to successfully develop and scale its manufacturing processes within projected costs and timelines could have a material adverse effect on its business, results of operations or financial condition.

SELLING SECURITYHOLDERS

Selling securityholders to be named in an applicable Prospectus Supplement may, from time to time, offer and sell some or all of the Securities held by them pursuant to this Prospectus and the applicable Prospectus Supplement. Such selling securityholders may sell Securities held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable Prospectus Supplement.

Any Prospectus Supplement that we file in connection with an offering of Securities by selling securityholders will include the following information: the names of the selling securityholders; the number or amount of Securities owned, controlled or directed of the class being distributed by each selling securityholder; the number or amount of Securities of the class being distributed for the account of each selling securityholder; the number or amount of Securities of any class to be owned, controlled or directed by the selling securityholders after the distribution and the percentage that number or amount represents of the total number of our outstanding Securities; whether the Securities are owned by the selling securityholders both of record and beneficially, of record only, or beneficially only; and all other information that is required to be included in the applicable Prospectus Supplement.

USE OF PROCEEDS

The net proceeds to the Company from any offering of Securities and the proposed use of those proceeds will be set forth in the applicable Prospectus Supplement relating to that offering of Securities. The Company will not receive any proceeds from any sale of any Securities by selling securityholders.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions contained in our amended and restated articles of incorporation (the “Articles”) and by-laws. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles and by-laws.

Authorized Share Capital

Our authorized share capital consists of (i) an unlimited number of Common Shares and (ii) an unlimited number of Preferred Shares, issuable in series.

Common Shares

Voting Rights

Holders of Common Shares are entitled to one vote for each share held at any meeting of the shareholders of the Company, other than meetings at which only the holders of a particular class or series of shares are entitled to vote due to provisions of the QBCA or the specific attributes of such class or series.

Dividends

Subject to the prior rights of the holders of Preferred Shares as to dividends, the holders of Common Shares are entitled to receive dividends as and when declared by our Board of Directors (the “Board”) out of the funds that are available for the payment of dividends.

Liquidation

Subject to the prior payment to the holders of Preferred Shares, in the event of the Company’s voluntary or involuntary liquidation, dissolution or winding-up or other distribution of the Company’s property and assets among its shareholders for the purposes of winding up the Company’s affairs, the holders of Common Shares are entitled to share pro rata in the distribution of the balance of the Company’s remaining property and assets.

Rights and Preferences

The holders of Common Shares have no preemptive, conversion rights or other subscription rights attaching to the Common Shares. There are no redemption or sinking fund provisions applicable to Common Shares. There is no provision in the Articles requiring the holders of Common Shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of Common Shares are subject to and may be adversely affected by, the rights of the holders of any series of Preferred Shares that the Company’s Board may designate in the future.

Preferred Shares

Pursuant to our Articles, the Company’s Board is authorized to issue, without shareholder approval, an unlimited number of Preferred Shares, issuable in one or more series, and, subject to the provisions of the QBCA, having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as the Company’s Board may determine, and such rights and privileges, including dividend and voting rights, may be superior to those of the Common Shares. Except as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of Preferred Shares, the holder of Preferred Shares as a class are not entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Company.

DESCRIPTION OF DEBT SECURITIES

The Company may issue Debt Securities, separately or together, with Common Shares, Preferred Shares, Warrants, Subscription Receipts or Units or any combination thereof, as the case may be. The Debt Securities will be issued in one or more series under an indenture (the “Indenture”) to be entered into between the Company and one or more trustees that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been filed with the SEC as an exhibit to the Registration Statement and will be filed with the securities commissions or similar authorities in Canada when it is entered into. The description of certain provisions of the Indenture or of any instalment receipt and pledge agreement (see below) in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture or of any instalment receipt and pledge agreement, as applicable. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the Indenture or instalment receipt or pledge agreement, as applicable. Prospective purchasers should refer to the Prospectus Supplement and the Indenture or instalment receipt or pledge agreement, as applicable, relating to the specific Debt Securities being offered for the complete terms of the Debt Securities. The particular terms relating to Debt Securities offered by a Prospectus Supplement will be described in the related Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable:

•	the specific designation of the Debt Securities;

•	the price or prices at which the Debt Securities will be issued;

•	any limit on the aggregate principal amount of the Debt Securities;

•

the date or dates, if any, on which the Debt Securities will mature and the portion (if less than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of maturity;

•

the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities that are in registered form;

•	the terms and conditions under which we may be obligated to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

•	the terms and conditions upon which we may redeem the Debt Securities, in whole or in part, at our option;

•	the covenants and events of default applicable to the Debt Securities;

•	the terms and conditions for any conversion or exchange of the Debt Securities for any other securities;

•

whether the Debt Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Debt Securities which are in bearer form and as to exchanges between registered form and bearer form;

•	whether the Debt Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

•	the authorized denominations in which registered Debt Securities and bearer Debt Securities will be issuable, as applicable;

•	each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

•	the currency in which the Debt Securities are denominated or the currency in which we will make payments on the Debt Securities;

•	material Canadian federal income tax consequences and U.S. federal income tax consequences of owning the Debt Securities;

•	any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities;

•	whether or not the Debt Securities will be guaranteed by some or all of the subsidiaries of the Company, and the terms of any such guarantees;

•	whether the Debt Securities (or instalment receipts representing the Debt Securities, if applicable) will be listed on any securities exchange; and

•	any other terms of the Debt Securities which apply solely to the Debt Securities.

Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

The Debt Securities offered pursuant to this Prospectus and any Prospectus Supplement may be represented by instalment receipts which will provide for payment for the Debt Securities on an instalment basis, the particular terms and provisions of which will be described in the applicable Prospectus Supplement and set out in an instalment receipt or pledge agreement or similar agreement. Any such instalment receipt will evidence, among other things: (a) the fact that a first instalment payment has been made in respect of the Debt Securities represented thereby, and (b) the beneficial ownership of the Debt Securities represented by the instalment receipt, subject to a pledge of such Debt Securities securing the obligation to pay the balance outstanding under such Debt Securities on or prior to a certain date.

The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other securities of the Company will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of Common Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment.

To the extent any Debt Securities are convertible into Common Shares or other securities of the Company, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.

DESCRIPTION OF WARRANTS

The Company may issue Warrants, separately or together, with Common Shares, Preferred Shares, Debt Securities, Subscription Receipts or Units or any combination thereof, as the case may be. The Warrants would be issued under a separate Warrant agreement or indenture. The specific terms and provisions that will apply to any Warrants that may be offered by us pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of Warrants offered;

•	the price or prices, if any, at which the Warrants will be issued;

•	the currency at which the Warrants will be offered and in which the exercise price under the Warrants may be payable;

•	upon exercise of the Warrant, the events or conditions under which the amount of Securities may be subject to adjustment;

•	the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

•	if applicable, the identity of the Warrant agent;

•	whether the Warrants will be listed on any securities exchange;

•	whether the Warrants will be issued with any other Securities and, if so, the amount and terms of these Securities;

•	any minimum or maximum subscription amount;

•

whether the Warrants are to be issued in registered form, “book-entry only” form, non-certificated inventory system form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any material risk factors relating to such Warrants and the Securities to be issued upon exercise of the Warrants;

•	material Canadian federal income tax consequences and U.S. federal income tax consequences of owning the Warrants and the Securities to be issued upon exchange of the Warrants;

•	any other rights, privileges, restrictions and conditions attaching to the Warrants and the Securities to be issued upon exercise of the Warrants; and

•	any other material terms or conditions of the Warrants and the Securities to be issued upon exercise of the Warrants.

The terms and provisions of any Warrants offered under a Prospectus Supplement may differ from the terms described above, and may not be subject to or contain any or all of the terms described above.

Prior to the exercise of any Warrants, holders of such Warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends or the right to vote such underlying securities.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Company may issue Subscription Receipts, separately or together, with Common Shares, Preferred Shares, Debt Securities, Warrants or Units or any combination thereof, as the case may be. The Subscription Receipts would be issued under an agreement or indenture. The specific terms and provisions that will apply to any Subscription Receipts that may be offered by us pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of Subscription Receipts offered;

•	the price or prices, if any, at which the Subscription Receipts will be issued;

•	the manner of determining the offering price(s);

•	the currency at which the Subscription Receipts will be offered and whether the price is payable in installments;

•	the Securities into which the Subscription Receipts may be exchanged;

•	conditions to the exchange of Subscription Receipts into other Securities and the consequences of such conditions not being satisfied;

•

the number of Securities that may be issued upon the exchange of each Subscription Receipt and the price per Security or the aggregate principal amount, denominations and terms of the series of Debt Securities that may be issued upon exchange of the Subscription Receipts, and the events or conditions under which the amount of Securities may be subject to adjustment;

•	the dates or periods during which the Subscription Receipts may be exchanged;

•	the circumstances, if any, which will cause the Subscription Receipts to be deemed to be automatically exchanged;

•

provisions applicable to any escrow of the gross or net proceeds from the sale of the Subscription Receipts plus any interest or income earned thereon, and for the release of such proceeds from such escrow;

•	if applicable, the identity of the Subscription Receipt agent;

•	whether the Subscription Receipts will be listed on any securities exchange;

•	whether the Subscription Receipts will be issued with any other Securities and, if so, the amount and terms of these Securities;

•	any minimum or maximum subscription amount;

•

whether the Subscription Receipts are to be issued in registered form, “book-entry only” form, non-certificated inventory system form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any material risk factors relating to such Subscription Receipts and the Securities to be issued upon exchange of the Subscription Receipts;

•

material Canadian federal income tax consequences and U.S. federal income tax consequences of owning the Subscription Receipts and the Securities to be issued upon exchange of the Subscription Receipts;

•	any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts and the Securities to be issued upon exchange of the Subscription Receipts; and

•	any other material terms or conditions of the Subscription Receipts and the Securities to be issued upon exchange of the Subscription Receipts.

The terms and provisions of any Subscription Receipts offered under a Prospectus Supplement may differ from the terms described above, and may not be subject to or contain any or all of the terms described above.

Prior to the exchange of any Subscription Receipts, holders of such Subscription Receipts will not have any of the rights of holders of the securities for which the Subscription Receipts may be exchanged, including the right to receive payments of dividends (other than dividend equivalent payments, if any, or as otherwise set forth in any applicable Prospectus Supplement) or the right to vote such underlying securities.

DESCRIPTION OF UNITS

The Company may issue Units, separately or together, with Common Shares, Preferred Shares, Debt Securities, Warrants or Subscription Receipts or any combination thereof, as the case may be. Each Unit would be issued so that the holder of the Unit is also the holder of each Security comprising the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each applicable Security. The specific terms and provisions that will apply to any Units that may be offered by us pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of Units offered;

•	the price or prices, if any, at which the Units will be issued;

•	the manner of determining the offering price(s);

•	the currency at which the Units will be offered;

•	the Securities comprising the Units;

•	whether the Units will be issued with any other Securities and, if so, the amount and terms of these Securities;

•	any minimum or maximum subscription amount;

•

whether the Units and the Securities comprising the Units are to be issued in registered form, “book-entry only” form, non-certificated inventory system form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any material risk factors relating to such Units or the Securities comprising the Units;

•	material Canadian federal income tax consequences and U.S. federal income tax consequences of owning the Securities comprising the Units;

•	any other rights, privileges, restrictions and conditions attaching to the Units or the Securities comprising the Units; and

•

any other material terms or conditions of the Units or the Securities comprising the Units, including whether and under what circumstances the Securities comprising the Units may be held or transferred separately.

The terms and provisions of any Units offered under a Prospectus Supplement may differ from the terms described above, and may not be subject to or contain any or all of the terms described above.

CONSOLIDATED CAPITALIZATION

The applicable Prospectus Supplement will describe any material change, and the effect of such material change, on the share and loan capitalization of the Company since the date of the Company’s most recently filed financial statements, including, as required, any material change, and the effect of such material change, that will result from the issuance of Securities pursuant to such Prospectus Supplement.

There have been no material changes to the Company’s share and loan capitalization since March 31, 2022.

EARNINGS COVERAGE RATIOS

The applicable Prospectus Supplement will provide, as required, the earnings coverage ratios with respect to the issuance of Securities pursuant to such Prospectus Supplement.

PLAN OF DISTRIBUTION

We may offer and sell Securities directly to one or more purchasers, through agents, or through underwriters or dealers designated by us from time to time. We may distribute the Securities from time to time in one or more transactions at fixed prices (which may be changed from time to time), at market prices prevailing at the times of sale, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102, including sales made directly on the TSX, the NYSE or other existing trading markets for the Securities. A description of such pricing will be disclosed in the applicable Prospectus Supplement. We may offer Securities in the same offering, or we may offer Securities in separate offerings.

This Prospectus may also, from time to time, relate to the offering of our Securities by certain selling securityholders. The selling securityholders may sell all or a portion of our Securities beneficially owned by them and offered thereby from time to time directly or through one or more underwriters, broker-dealers or agents. Our Securities may be sold by the selling securityholders in one or more transactions at fixed prices (which may be changed from time to time), at market prices prevailing at the time of the sale, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices.

A Prospectus Supplement will describe the terms of each specific offering of Securities, including (i) the terms of the Securities to which the Prospectus Supplement relates, including the type of Security being offered; (ii) the name or names of any agents, underwriters or dealers involved in such offering of Securities; (iii) the name or names of any selling securityholders; (iv) the purchase price of the Securities offered thereby and the proceeds to, and the portion of expenses borne by, the Company from the sale of such Securities; (v) any agents’ commission, underwriting discounts and other items constituting compensation payable to agents, underwriters or dealers; and (vi) any discounts or concessions allowed or re-allowed or paid to agents, underwriters or dealers.

If underwriters are used in an offering, the Securities offered thereby will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase Securities will be subject to the conditions precedent agreed upon by the parties and the underwriters will be obligated to purchase all Securities under that offering if any are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to agents, underwriters or dealers may be changed from time to time.

The Securities may also be sold: (i) directly by the Company or the selling securityholders at such prices and upon such terms as agreed to; or (ii) through agents designated by the Company or the selling securityholders from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company and/or selling securityholder to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent is acting on a “best efforts” basis for the period of its appointment.

We and/or the selling securityholders may agree to pay the underwriters a commission for various services relating to the issue and sale of any Securities offered under any Prospectus Supplement. Agents, underwriters or dealers who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company and/or the selling securityholders to indemnification by the Company and/or the selling securityholders against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Those underwriters and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize agents or underwriters to solicit offers by eligible institutions to purchase Securities from us at the public offering price set forth in the applicable Prospectus Supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable Prospectus Supplement.

Each class or series of Preferred Shares, Debt Securities, Warrants, Subscription Receipts and Units will be a new issue of Securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units will not be listed on any securities or stock exchange. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units may be sold and purchasers may not be able to resell Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. Subject to applicable laws, certain dealers may make a market in the Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units, as applicable, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units or as to the liquidity of the trading market, if any, for the Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units.

In connection with any offering of Securities other than an “at-the-market distribution”, as defined in NI 44-102, unless otherwise specified in a Prospectus Supplement, underwriters or agents may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of Securities offered at levels other than those which might otherwise prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. No underwriter or dealer involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor acquiring any Securities offered thereunder. Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain U.S. federal income tax consequences to an investor acquiring any Securities offered thereunder. Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities.

RISK FACTORS

Before making an investment decision, prospective purchasers of Securities should carefully consider the information described in this Prospectus and the documents incorporated by reference herein, including the applicable Prospectus Supplement. Additional risk factors relating to a specific offering of Securities may be described in the applicable Prospectus Supplement. Some of the risk factors described herein and in the documents incorporated by reference herein, including the applicable Prospectus Supplement are interrelated and, consequently, investors should treat such risk factors as a whole. If any event arising from these risks occurs, our business, prospects, financial condition, results of operations and cash flows, and your investment in the Securities could be materially adversely affected. Additional risks and uncertainties of which we currently are unaware or that are unknown or that we currently deem to be immaterial could have a material adverse effect on our business, financial condition and results of operation. We cannot assure you that we will successfully address any or all of these risks. For additional information in respect of the risks affecting our business, see the section 11.0 entitled “Key Factors Affecting Lion’s Performance” and section 23.0 entitled “Risk Factors” of the Annual MD&A and Item 3.D entitled “Risk Factors” of the Annual Report, and our other filings with the Canadian securities regulatory authorities and the SEC, all of which are available under our profiles on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

EXEMPTIONS UNDER SECURITIES LAWS

The Company has applied for an exemption pursuant to Section 11.1 of NI 44-102 requesting relief from the requirement under Section 6.3(1)3 of NI 44-102 to include a prospectus certificate signed by each agent or underwriter who, with respect to the Securities offered by any Prospectus Supplement, is in a contractual relationship with the Company to the extent that such agent or underwriter is not a registered dealer in any Canadian jurisdiction (a “Foreign Dealer”). Accordingly, such Foreign Dealer would not, directly or indirectly, make any offers or sales to persons in a province or territory of Canada. All sales of Securities pursuant to any Prospectus Supplement to persons in a province or territory of Canada would solely be made through other agents or underwriters that are duly registered in the applicable Canadian jurisdictions where any offer of Securities will be made (the “Canadian Dealers”); and the Prospectus Supplement would include a certificate signed by each Canadian Dealer in compliance with Section 6.3(1)3 of NI 44-102. The granting of the exemption will be evidenced by issuance of a receipt in respect of the Prospectus.

No application for exemptive relief was sought in any other jurisdiction of Canada as, in the Company’s view, there would be no “distribution” of Securities in those other jurisdictions (within the meaning ascribed to such term under applicable securities laws in such other jurisdictions) in connection with a foreign offering.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to the Securities, certain legal matters will be passed upon on our behalf by Stikeman Elliott LLP as to matters relating to Canadian law and by Cleary Gottlieb Steen & Hamilton LLP as to matters relating to U.S. law.

AUDITOR, REGISTRAR AND TRANSFER AGENT

The independent auditors of the Company are Raymond Chabot Grant Thornton LLP, an independent registered public accounting firm, located at 600 de la Gauchetiere Street West, Suite 2000, Montreal, Quebec, H3B 4L8. Raymond Chabot Grant Thornton LLP has confirmed that it is independent of the Company within the meaning of the Code of Ethics of Chartered Professional Accountants (Quebec) and of the Securities Act, and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

The transfer agent and registrar for our Common Shares in Canada is TSX Trust Company, at its principal office in Montreal, Quebec, and in the United States is American Stock Transfer & Trust Company, LLC, at its principal office in Brooklyn, New York. The warrant agent for the Lion Public Warrants is American Stock Transfer & Trust Company, LLC, at its principal office in Brooklyn, New York.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or furnished with the SEC as part of the Registration Statement of which this Prospectus forms a part: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) powers of attorney from the Company’s directors and officers, as applicable; (iii) the consent of Raymond Chabot Grant Thornton LLP; and (iv) the form of indenture relating to the Debt Securities. A copy of the form of any warrant indenture, subscription receipt agreement, share purchase contract or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed with or furnished to the SEC under the Exchange Act.

PART II

INFORMATION NOT REQUIRED TO BE

DELIVERED TO OFFEREES OR

PURCHASERS

Limitations on Liability and Indemnification of Directors and Officers

Under the Business Corporations Act (Québec) (the “QBCA”) and the Registrant’s bylaws, the Registrant must indemnify its current or former directors or officers or another individual who acts or has acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity. The QBCA also provides that the Registrant must advance moneys to such individual for costs, charges and expenses incurred in connection with such a proceeding; provided that such individual shall repay such payment if he or she does not fulfill the conditions described below.

Indemnification is prohibited under the QBCA unless the individual:

•

acted with honesty and loyalty in the Registrant’s interests, or in the interest of the other group for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

•	in the case of a proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The QBCA and the Registrant’s bylaws authorize the Registrant to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or has acted at the Registrant’s request as a director, officer or an individual acting in a similar capacity of the Registrant, or of any subsidiary of the Registrant.

In addition, the Registrant entered into separate indemnity agreements with each of its directors and officers. These indemnity agreements, among other things, require the Registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as a director or officer, or any subsidiary of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

II-1

PART III

UNDERTAKING AND CONSENT TO

SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in such securities.

Item 2. Consent to Service of Process

(a)	Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the SEC a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the SEC by amendment to the Form F-X referencing the file number of the Registration Statement.

III-1

EXHIBITS

The following exhibits have been filed as part of the Registration Statement:

Exhibit No.	Description

4.1

Annual Report on Form 20-F of the Registrant dated March 29, 2022 for the year ended December 31, 2021 (incorporated by reference to the Annual Report on Form 20-F of the Registrant dated March 29, 2022, filed with the SEC on March 29, 2022 (File No. 001-40387))

4.2

Audited consolidated financial statements of the Registrant for the years ended December  31, 2021, 2020 and 2019 together with the notes thereto and the report of independent registered public accounting firm thereon (included in Exhibit 4.1)

4.3	Management’s discussion and analysis of the Registrant for the years ended December 31, 2021, 2020 and 2019 (included in Exhibit 4.1)

4.4

Unaudited condensed interim consolidated financial statements of the Registrant for the three months ended March 31, 2022 and 2021 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K filed on May 3, 2022)

4.5

Management’s discussion and analysis of the Registrant for the three months ended March 31, 2022 and 2021 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K filed on May 3, 2022)

4.6

Management information circular of the Registrant dated March 29, 2022 in connection with the annual meeting of shareholders of the Registrant held on May 6, 2022 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K filed on April 6, 2022)

5.1	Consent of Raymond Chabot Grant Thornton LLP

6.1	Powers of Attorney (included on the signature pages of this Registration Statement on Form F-10)

7.1	Form of Indenture relating to debt securities

107	Calculation of Filing Fee Tables

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Québec, on June 15, 2022.

THE LION ELECTRIC COMPANY

By:	/s/ Nicolas Brunet
Name:	Nicolas Brunet
Title:	Executive Vice-President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Marc Bedard and Nicolas Brunet, and each of them singly, as his or her true and lawful agent, proxy and attorney-in-fact, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement on Form F-10, and registration statements filed by the Registrant under the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Marc Bedard	CEO – Founder and Director	June 15, 2022
Marc Bedard	(Principal Executive Officer)

/s/ Nicolas Brunet	Executive Vice-President and Chief Financial Officer	June 15, 2022
Nicolas Brunet	(Principal Financial and Accounting Officer)

/s/ François Duquette	Chief Legal Officer and Corporate Secretary	June 15, 2022
François Duquette

/s/ Sheila Colleen Bair	Director	June 15, 2022
Sheila Colleen Bair

/s/ Pierre Larochelle	Director	June 15, 2022
Pierre Larochelle

/s/ Ann L. Payne	Director	June 15, 2022
Ann L. Payne

/s/ Pierre-Olivier Perras	Director	June 15, 2022
Pierre-Olivier Perras

/s/ Michel Ringuet	Director	June 15, 2022
Michel Ringuet

/s/ Lorenzo Roccia	Director	June 15, 2022
Lorenzo Roccia

/s/ Pierre Wilkie	Director	June 15, 2022
Pierre Wilkie

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, this Registration Statement on Form F-10 has been signed by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Newark, State of Delaware on the fifteenth day of June 2022.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director